Execution Version

Filed pursuant to Rule 433

Registration File No. 333-262584

Issuer Free Writing Prospectus dated February 14, 2024

Relating to Preliminary Prospectus Supplement dated February 14, 2024

FINAL TERM SHEET

February 14, 2024

Cummins Inc.

$500,000,000 4.900% Senior Notes due 2029

$750,000,000 5.150% Senior Notes due 2034

$1,000,000,000 5.450% Senior Notes due 2054

The information in this final term sheet supplements Cummins Inc.’s preliminary prospectus supplement, dated February 14, 2024 (the “Preliminary Prospectus Supplement”), and the accompanying prospectus, dated February 8, 2022 and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement. Terms used, but not defined, in this final term sheet have the respective meanings set forth in the Preliminary Prospectus Supplement.

Issuer	Cummins Inc.
Expected Ratings
(Moody’s / S&P)*	A2 / A
Offering Format	SEC Registered (File No. 333-262584)
Trade Date	February 14, 2024
Settlement Date**	February 20, 2024 (T+3)

4.900% Senior Notes due 2029

Principal Amount	$500,000,000
Maturity Date	February 20, 2029
Benchmark Treasury	4.000% due January 31, 2029
Benchmark Treasury Price / Yield	98-29+ / 4.243%
Spread to Benchmark Treasury	70 bps
Yield to Maturity	4.943%
Coupon	4.900%

Price to Public	99.812% of principal amount, plus accrued interest, if any, from February 20, 2024
Interest Payment Dates	February 20 and August 20, beginning August 20, 2024
Day Count Convention	30 / 360
Make-Whole Call	15 bps for any redemption prior to January 20, 2029
Par Call	On or after January 20, 2029 (one month prior to the maturity date)
Denominations	$2,000 and any integral multiple of $1,000 in excess thereof
CUSIP / ISIN	231021AV8 / US231021AV82

5.150% Senior Notes due 2034

Principal Amount	$750,000,000
Maturity Date	February 20, 2034
Benchmark Treasury	4.000% due February 15, 2034
Benchmark Treasury Price/Yield	97-28 / 4.263%
Spread to Benchmark Treasury	93 bps
Yield to Maturity	5.193%
Coupon	5.150%
Price to Public	99.668% of principal amount, plus accrued interest, if any, from February 20, 2024
Interest Payment Dates	February 20 and August 20, beginning August 20, 2024
Day Count Convention	30 / 360
Make-Whole Call	15 bps for any redemption prior to November 20, 2033
Par Call	On or after November 20, 2033 (three months prior to the maturity date)
Denominations	$2,000 and any integral multiple of $1,000 in excess thereof
CUSIP / ISIN	231021AW6 / US231021AW65

5.450% Senior Notes due 2054

Principal Amount	$1,000,000,000

Maturity Date	February 20, 2054
Benchmark Treasury	4.750% due November 15, 2053
Benchmark Treasury Price/Yield	105-01 / 4.443%
Spread to Benchmark Treasury	105 bps
Yield to Maturity	5.493%
Coupon	5.450%
Price to Public	99.371% of principal amount, plus accrued interest, if any, from February 20, 2024
Interest Payment Dates	February 20 and August 20, beginning August 20, 2024
Day Count Convention	30 / 360
Make-Whole Call	20 bps for any redemption prior to August 20, 2053
Par Call	On or after August 20, 2053 (six months prior to the maturity date)
Denominations	$2,000 and any integral multiple of $1,000 in excess thereof
CUSIP / ISIN	231021AX4 / US231021AX49

* * *

Joint Book-Running Managers	BofA Securities, Inc.
Wells Fargo Securities, LLC
ING Financial Markets LLC
J.P. Morgan Securities LLC
PNC Capital Markets LLC
Citigroup Global Markets Inc.
HSBC Securities (USA) Inc.
Loop Capital Markets LLC
Mizuho Securities USA LLC
Scotia Capital (USA) Inc.
U.S. Bancorp Investments, Inc.
Goldman Sachs & Co. LLC
Siebert Williams Shank & Co., LLC

Co-Managers	ANZ Securities, Inc.
Credit Agricole Securities (USA) Inc.
Standard Chartered Bank
UniCredit Capital Markets LLC
MUFG Securities Americas Inc.
Santander US Capital Markets LLC

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

** It is expected that delivery of the notes will be made against payment therefor on or about February 20, 2024, which is the third business day following the Trade Date (such settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on any date prior to two business days before the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement if you request it by contacting (i) BofA Securities, Inc. toll-free at +1-800-294-1322 or by email at dg.prospectus_requests@bofa.com, (ii) Wells Fargo Securities, LLC toll-free at +1-800-645-3751, (iii) ING Financial Markets LLC toll-free at +1-877-446-4930, (iv) J.P. Morgan Securities LLC collect at +1-212-834-4533 or (v) PNC Capital Markets LLC toll-free at +1-855-881-0697.

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